Exhibit 99.1

NEWS	NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092

NOBLE CORPORATION NAMES DAVID W. WILLIAMS
AS CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
     SUGAR LAND, Texas, January 3, 2008 – Noble Corporation (NYSE: NE) today announced that the Company’s Board of Directors has named David W. Williams, 50, as Chairman of the Board, Chief Executive Officer and President of Noble Corporation. William A. Sears has held these offices on an interim basis since September 20, 2007.
     Williams joined Noble in September 2006 as Senior Vice President — Business Development of Noble Drilling Services Inc., was named Senior Vice President – Operations of Noble Drilling Services Inc. in January 2007, and became Senior Vice President and Chief Operating Officer of Noble Corporation in April 2007. Williams has 28 years of energy industry experience and prior to joining Noble, served as Executive Vice President of Diamond Offshore Drilling, Inc.
     William A. Sears, Noble Corporation’s former interim Chairman of the Board, Chief Executive Officer and President, said “I am pleased that David Williams is the new leader of our Company. With David and the Noble team, I am confident the Company will continue to achieve the high levels of performance and growth for which Noble is well known”.
     Williams holds a Bachelor of Business Administration degree in Marketing from Texas A&M University. He serves on the board of directors of Spindletop Charities, Inc. and the International Association of Drilling Contractors and is a member of the Society of Petroleum Engineers.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. The Company performs contract drilling services with its fleet of 62 mobile offshore drilling units located in key markets worldwide, including the U.S. Gulf of Mexico, Middle East, Mexico, the North Sea, Brazil, West Africa and India. The fleet count includes five rigs under construction.
     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
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NC- 430
01/03/2008
For additional information, contact:
For Investors: Lee M. Ahlstrom, Vice President – Investor Relations and Planning,
Noble Drilling Services Inc., 281-276-6440
For Media: John S. Breed, Director of Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

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